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                                  EXHIBIT 10.6

                        Summary of Director Compensation

         Directors who are also our employees, or employees of CVC or Francisco Partners, do not receive any additional compensation for service on our board of directors. The following table shows the compensation set for our non-employee directors:

TYPE OF COMPENSATION:                                               AMOUNT
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
Option grant upon initial election or appointment to the Board     30,000 shares
Annual Retainer                                                          $32,000
Additional Annual Retainer for Committee Chair                           $15,000
Annual Option Grant                                                13,000 shares
Additional Annual Option Grant for Committee Chair                         5,000
Payment Per In-person Board or Committee Meeting
  (in excess of 4)                                                        $1,000
Reimbursement for Expenses Attendant to Board Membership                     Yes

The options granted to our Directors vest as follows: 25 percent of the shares vest on the first anniversary of the grant date and the balance vests ratably over the next three years. All options were granted with exercise prices equal to the market value of our common stock on the date of the grant.